October 6, 2022

Brett Johnston

Sent Via Email

RE: Offer Letter-Senior Vice President and CFO

Dear Brett,

We are excited to have you represent our company and be part of our Executive Leadership team. Quest is pleased to offer you the position of Senior Vice President and CFO. The position will report to me. Your start date will be on or around November 1, 2022. Please review this information and become familiar with our policies and expectations.

COMPENSATION PACKAGE

BASE COMPENSATION

Your base salary will be $11,538.46 per pay period (or an annualized salary of $300,000.00). Compensation is paid bi-weekly for the two week pay period ended one week prior to the pay date.

SIGN ON BONUS

We are pleased to offer you a one-time signing bonus of $50,000.00. This bonus will be paid within the first two pay dates after you start employment with Quest. The signing bonus is taxable, and all regular payroll taxes will be withheld. In the event that you leave Quest within 12 months of your date of hire, you will be responsible for reimbursing the company for the entire signing bonus. By your signature on this employment agreement, you authorize the company to withhold the sign on bonus amount from final pay you receive should your employment terminate on or before one year.

BENEFITS

You will be eligible to participate in any benefit plan for which you meet the minimum hours worked required as a full-time employee, such as paid Holidays, 401K plan and various insurance benefits. Health and Life insurance eligibility begins the first of the month following the date of hire.

Quest will provide medical, dental and vision benefits for you and your family where the premiums are paid by the Company up to a maximum of $3,000 annually.

TIME OFF

Time off will include eight company holidays. Employees who are at the level of Vice President and above do not accrue vacation or sick time but are entitled to take time off for vacation, sickness and personal business. The expectation is that the employee will request time off in advance from the employee’s executive leader. The general expectation is that time off will not exceed 4 weeks per year.

BONUS

Your position is eligible for an annual target bonus in the first year of 60% of your base salary based upon established guidelines set by me, which shall be prorated for fiscal 2022 based on your date of hire. The bonus shall be payable following the close of the fiscal year at the time when bonuses are paid to other executive officers.

Bonuses will not be paid unless the employee is a current employee at the time of payment as indicated above. If employee resigns or is terminated during the year he/she is not eligible for any bonus pay out.

OPTIONS

Upon your date of hire, you will be granted employment inducement options to purchase an aggregate of 25,000 shares of our common stock, which will vest yearly over a period of five years. The options will have an exercise price equal to the closing price of our common stock on October 5, 2022. An annual grant will be awarded each year thereafter at the Board of Directors’ discretion. A non-qualified stock option agreement for each grant will be provided at the time of grant.

CAR ALLOWANCE

You will be provided a $750.00 monthly car allowance.

SEVERANCE AND CHANGE IN CONTROL

After you’ve been employed 90 days, a severance and change in control agreement will be provided for your review and signature in order to memorialize the agreement terms specifically in the event of a change in control. The agreement terms will be in the event that Quest RMG terminates your employment, other than for Cause, or in the event of a change in control, Quest shall pay your base salary for a period up to twelve (12) months following the effective date of the termination. It also includes coverage of twelve (12) months of COBRA reimbursement after the date of the termination.

CORE VALUE COMMITMENT

Quest is dedicated to upholding the core values that have made our company a leader in the environmental industry. We believe the success and accomplishments of our organization are the direct result of the commitment of our employees, who, together, make the Quest family. It is imperative that each employee (Quester) is committed to and held accountable to, the Quest Core Values of client satisfaction, leadership, teamwork and success. You will learn more about the Quest Core Values upon hire and you will be asked to sign and acknowledge the Core Value Commitment. You will receive a copy of the Quest Core Values with your offer packet.

AT WILL EMPLOYMENT

The company follows an “employment at will” policy for all employees. This means that both the company and the employee are, at all times, mutually exclusively free to end the employment relationship at any time, for any reason or no reason. By accepting this offer of employment, you accept employment on such terms.

NDA/PROPRIETARY AGREEMENT

By accepting this offer, you agree to abide by the terms and conditions set forth in this letter and the NDA/Proprietary Agreement.  You understand that this offer letter and the above mentioned policies and NDA/Proprietary Agreement represent the terms and conditions of employment.

This offer is contingent upon the following:

•	Compliance with the Immigration Reform and Control Act of 1986 requires that all new employees verify eligibility for employment in the United States within the first three days of employment. Please be prepared to provide the required acceptable documentation on your first day. Your employment may be terminated if you do not provide such proof of employment eligibility within the applicable timeframe.

•	Your execution of the Quest Propriety Information and Non-Solicitation Agreement.

•	A satisfactory result on a pre-employment background screening including a criminal records search and a credit report.

Brett, I look forward to working with you. Please indicate your acceptance of this offer by signing and returning a copy of this letter within 2 business days of receipt.

Sincerely,

Ray Hatch

Chief Executive Officer

Enclosures

Offer Accepted by:

/s/ Brett Johnston	October 7, 2022
Brett Johnston Signature	Date